Exhibit 99.1

News Release

Company Contacts:
Gregory Walker	Nicholas Ward
VP, Finance and CFO	Senior Director of Marketing
Tel: (408) 938-6457	Tel: (408) 283-5625
Email:gregory.walker@pdf.com	Email: nicholas.ward@pdf.com

PDF Solutions Adds Complete Device Traceability and Process Data Collection Through Assembly and Test to the Exensio® Platform With the ALPS™ Product Acquisition

with over 4000 tool connections, THE INDUSTRY-LEADING alps™ TRACEABILITY SOLUTION tackles disaggregated supply chain management traceability issues THROUGH ASSEMBLY AND PACKAGING

July 11, 2017 - San Jose, Calif. (PDF Solutions, Inc.) — PDF Solutions® Inc. (NASDAQ: PDFS), the leading provider of yield improvement technologies and services for the integrated circuit (IC) value chain, announced today it has completed a transaction with Realtime Performance B.V. (doing business as Kinesys Software), a Dutch provider of automation software to the semiconductor industry, to acquire certain assets, including both the ALPS and GEMbox™ software and certain customer and OEM contracts, from the company.

The ALPS (Assembly Line Production Supervisor) software is designed to enable complete manufacturing traceability, including individual devices and substrates, through the entire assembly and packaging processes; where the accurate link between precise, original location on a silicon wafer and final device can otherwise be weakened or lost. Assembly processes are becoming increasingly complex and important to final device performance; with the emergence and rapid growth of Wafer-Level Packaging (WLP), 2.5-D and 3-D processes (estimated by Yolé Development at 36% CAGR for Fan-Out WLP and 28% CAGR for 2.5D/3D between 2017 and 2022).

ALPS, in conjunction with PDF Solutions’ Exensio® big data analytics platform, is designed to provide device manufacturers the capability to link final device performance, both at test and in the field, to the totality of device fabrication and characterization data, including data from PDF Solutions’ Characterization Vehicle® (CV®) electrical test chip infrastructure. The ability to trace the manufacturing of products from design, through bare silicon wafer, device on wafer, device on strips, to the individual, final electronic device – whether or not the device is equipped with an Electronic Chip ID (ECID) – is critical to improving and maintaining quality; understanding the source of errors in manufacturing and engineering the prevention of such errors in the future. With its Exensio –Control product, PDF Solutions has the highest market share of for Fault-detection and Classification (FDC) software in front-end foundry manufacturing (over 21,000 tool connections). It is now seeing increasingly sophisticated process control, including the deployment of FDC, in semiconductor assembly operations. This level of comprehensive data collection and analysis, with full unit traceability, is essential in order to both manage and maintain quality in the increasingly demanding and competitive electronics markets for automotive, medical devices and the internet-of-things (IoT).

“With this critical link, we now intend to associate precisely the final device performance with all of the data captured in the device’s manufacture from wafer fab, through wafer test, assembly, final test and burn-in within the Exensio database” said Said Akar, General Manager of the Volume Manufacturing Solutions business at PDF Solutions. “With the massive increase in mission-critical electronics systems in all aspects of our lives, the need for manufacturers to be able to provide as-specified final device performance in a cost effective fashion requires a comprehensive data infrastructure to be deployed across the entire value chain. PDF Solutions intends to design the integrated Exensio ALPS solution to provide that unbroken data story for each of the billions of device produced annually.”

ALPS is available from PDF Solutions immediately for evaluation, license and deployment. For more information, contact info@pdf.com.

FORWARD-LOOKING STATEMENTS

The statements made in this press release regarding the Company's future expected business performance and financial results are forward looking and are subject to events and circumstances of the future. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: continued adoption of the Company's solutions by new and existing customers; project milestones or delays and performance criteria achieved; the integration of acquired technology; the provision of technology and services prior to the execution of a final contract; and other risks set forth in PDF Solutions' periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

ABOUT PDF SOLUTIONS

PDF Solutions enables customers to reduce the time to market of integrated circuits (“ICs”), lower the cost of IC design and manufacturing and improve profitability. The Company has developed proprietary products and provides services that target the entire Process Life Cycle, which is a term used to mean the time from technology development and the design of an IC to volume manufacturing of that IC to product assembly and test.

PDF Solutions’ products and services consist of proprietary test structures and electrical test systems, physical intellectual property, enterprise platform software and professional services. The Company’s Characterization Vehicle®(CV®) electrical test chip infrastructure provides core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. The Design-for-Inspection™ solution extends the Company’s electrical characterization technologies into the e-beam measurement of extremely dense test structures, or DFI™ cells, across an entire fabrication process. Proprietary Template™ layout patterns for standard cell libraries optimize area, performance, and manufacturability for designing IC products. The Exensio® platform for big data unlocks relevant, actionable information buried in wafer fabrication, process control and test data through four, key components: Exensio® –Yield, Exensio® –Control, Exensio® –Test, Exensio® –ALPS and Exensio® –Char. The Exensio platform is available either on-premise or via software as a service (SaaS).

Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. PDF Solutions is listed on The NASDAQ National Market under the ticker symbol PDFS. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, Exensio, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. ALPS, Design-for-Inspection, DFI, and Template are trademarks of PDF Solutions, Inc. or its subsidiaries.

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